AGREEMENT AND PLAN OF MERGER



         THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is made as of the 4th day of October, 2000, by and among RUBY TUESDAY, INC., a Georgia corporation (the "Parent"), TIA'S, LLC, a Delaware limited liability company (the "Target"), and SPECIALTY RESTAURANT GROUP, LLC, a Delaware limited liability company (the "Acquiror").

         WHEREAS, Parent owns all of the issued and outstanding membership units of Target (the "Target Units"); and

         WHEREAS, Target is now conducting the business of operating the Tia's Tex-Mex restaurants at the locations listed on Exhibit A-1 attached hereto (the "Tia's Restaurants"), and Parent is now conducting the business of operating the American Cafe and L&N Seafood restaurants at the locations listed on Exhibit A-1 attached hereto (the "Parent Restaurants"), and Target and/or Parent is or has been in the process of developing three (3) restaurants at the locations listed on Exhibit A-1 attached hereto (the "Development Restaurants") (hereinafter, the Tia's Restaurants, the Parent Restaurants and the Development Restaurants sometimes being referred to individually as a "Restaurant" and collectively as the "Restaurants"); and

         WHEREAS, Target currently holds a U.S. registration, or has filed an application for U.S. registration, with the U.S. Patent and Trademark Office, for each of the trademarks or service marks listed in Exhibit A-2 attached hereto (the "Tia's Marks") and Ruby Tuesday Business Development, Inc., a Delaware corporation ("RTBDI") and wholly owned subsidiary of Parent, currently holds a U.S. registration, or has filed an application for U.S. registration, with the U.S. Patent and Trademark Office for each of the American Cafe and L&N Seafood marks listed on Exhibit A-2 attached hereto (the "RTBDI Marks"); and

         WHEREAS, each of Parent, Target and Acquiror have agreed that it is in their mutual best interests for Target to merge with and into Acquiror upon the terms and conditions set forth herein and for the parties to enter into the other arrangements and agreements described herein.

         NOW, THEREFORE, for and in consideration of the mutual representations, warranties and covenants contained herein, the parties agree as follows:

1.       Definitions

         Capitalized terms not otherwise defined in this Agreement have the meanings ascribed to them below:

         "Act" - the Delaware Limited Liability Company Act as in effect on the date hereof.

         "Acquiror" - as defined in the first paragraph of this Agreement.

         "Acquiror Units" - the membership units of Acquiror.

          "Cash Payment" - as defined in Section 2(b)(i).

         "Closing" - as defined in Section 3.

         "Closing Date" - as defined in Section 3.

         "Closing Documents" - as defined in Section 4(c).

         "Contributed Assets" - as defined in Section 4(a)(i).

         "Contribution Agreement" - as defined in Section 4(a)(i).

         "Development Restaurants" - as defined in the third paragraph of this Agreement.

         "Effective Date" - [November 6, 2000], or such other date as to which the parties agree in writing.

         "Executive Employment Agreement" - as defined in Section 4(c)(vii).

         "IP Agreement" - as defined in Section 4(c)(ix).

         "Merger" - as defined in Section 2(a).

         "Merger Consideration" - as defined in Section 2(b).

         "Nonsolicitation Agreement" - as defined in Section 2(b)(iv).

         "Note" - as defined is Section 2(b)(ii).

         "Option Agreement" - as defined in Section 2(b)(iii).

         "Organizational Documents" - (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the articles or certificate of formation or organization and the operating agreement of any limited liability company; (c) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a person; and (d) any amendment to any of the foregoing.

         "Other Events" - as defined in Section 4(a).

         "Parent" - as defined in the first paragraph of this Agreement.

         "Parent Restaurants" - as defined in the third paragraph of this Agreement.

         "Pledge Agreement" - as defined in Section 2(b)(ii).

         "Restaurants" - subject to Acquiror's decision described in Section 4(a)(i) below, the restaurants owned and operated by Parent and/or Target located in the locations set forth on Exhibit A attached hereto.

         "Security Agreement" - as defined in Section 2(b)(ii).

         "Sublease" - as defined in Section 4(c)(viii).

         "Support Services Agreement" - as defined in Section 4(c)(vi).

         "Surviving Company" - from and after the Effective Date, Acquiror, as the surviving limited liability company of the Merger.

         "Surviving Company Operating Agreement" - as defined in Section 2(e).

         "Target" - as defined in the first paragraph of this Agreement.

         "Target Units" - all of the membership units of Target.

         "Third-Party Lender" - GE Capital, or such other lender as the parties may agree.

         "Tia's Restaurants" - as defined in the third paragraph of this Agreement.

2.       Merger and Plan of Reorganization

         (a) Performance of Agreement of Merger. Upon the terms and subject to the conditions hereof, Target shall be merged with and into Acquiror in accordance with applicable law (hereinafter, such transaction being referred to as the "Merger"). Acquiror shall be the Surviving Company and shall continue its existence under the laws of the State of Delaware, and the separate existence of Target shall cease. The Merger shall be effective on the Effective Date. Prior to the Effective Date, the parties hereto shall take all actions necessary in accordance with applicable law and their respective certificates of formation and operating agreements to cause the Merger to be consummated on the Effective Date.

         (b) Conversion of Target Units. Upon the Effective Date after the filing of the Merger, all of the authorized and outstanding Targets Units shall be converted, without any action on the part of the holder thereof, into the right to receive the following (the "Merger Consideration"):

                  (i) in immediately available funds, Thirty Million Dollars ($30,000,000.00), as adjusted pursuant to Section
         2(c) below (collectively, the "Cash Payment");

                  (ii) the Surviving Company's promissory note, payable to Parent, in the original principal amount of Twenty-Four Million Five Hundred Thousand Dollars ($24,500,000.00) plus an amount equal to Target's and/or Parent's cost of developing the Development Restaurants, in the form of Exhibit B attached hereto (the "Note"), secured by all membership interests of the Surviving Company as set forth in a membership interest pledge agreement in a form to be agreed, with each party acting reasonably (the "Pledge Agreement") plus (if permitted by Third-Party Lender) a second lien on assets of Surviving Company securing the loan(s) by Third-Party Lender as set forth in a loan and security agreement in a form to be agreed, with each party acting reasonably, and to be attached upon such agreement as Exhibit C hereto (the "Security Agreement");

                  (iii) an option to acquire thirty-three percent (33%) of the Surviving Company's membership interests during the five-year period following the Effective Date, as set forth in an option agreement in the form of Exhibit D attached hereto (the "Option Agreement"), for the following price: (A) from the Effective Date through first anniversary thereof: $600,000; (B) thereafter through second anniversary: $700,000; (C)thereafter through third anniversary:
         $770,000; (D) thereafter through fourth anniversary:  $847,000; and
         (E) thereafter through fifth anniversary:  $932,000; and

                  (iv) the nonsolicitation agreement of the Surviving Company in the form of Exhibit E attached hereto (the "Nonsolicitation Agreement"), pursuant to which the Surviving Company will agree that, while the Note is outstanding and for a period of two (2) years after the Note is paid in full, the Surviving Company will not hire, recommend for hire or solicit for hire certain management employees of Parent without having first obtained Parent's express written consent.

         (c) Adjustments to Purchase Price. At the Closing, all items of expense or income directly relating to the operation of the Restaurants on and after the Closing Date will be prorated between Acquiror and Parent as of the Closing Date. Such items shall include the following: rent, real and personal property taxes, payroll and payroll taxes, insurance premiums, utilities, utilities deposits, security deposits, other prepaid items and other items customarily prorated. The net adjustments shall be made in immediately available funds on a dollar-for-dollar basis, and shall be added to or subtracted from the Cash Payment, as applicable. Any prorations not determinable as of the Closing Date shall be prorated on the basis of the most current information available at Closing; provided, however, the parties agree that, upon presentation, on or before the date that occurs one hundred twenty (120) days after the Closing Date, of confirmation of (i) overpayment or underpayment based on such estimate, or (ii) a determination of the amount of any proration that cannot be determined as of the Closing Date, the party that has received the benefit of such overpayment, underpayment or failure to determine a proration will reimburse the other party in immediately available funds as soon as possible after receipt of such confirmation. To the extent that any of the Restaurants are operated under leases that provide for payment of rent based on a percentage of annual gross sales of such Restaurant, such rent shall be calculated in accordance with the terms of the underlying lease and each of Parent and Acquiror shall be responsible for its respective pro rata share of such percentage rent amount based on the amount of gross sales occurring during its respective period of ownership. Such adjustment shall take place on the date that such payment is due under such underlying lease. Parent shall make such payment due to landlord and Acquiror shall reimburse Parent for Acquiror's share of such payment on receipt of invoice for such amount due to Parent. Surviving Company shall receive a credit for the amount of gift certificates sold at the Restaurants prior to the Effective Date and not redeemed prior to the Effective Date in the amount reflected in Parent's records on the date of such adjustment.

         (d) Acquiror Units. Upon the Effective Date, each of the issued and outstanding Acquiror Units shall continue unchanged and shall evidence all of the membership units of the Surviving Company.

         (e)  Surviving  Company  Documents.  The  Certificate  of  Formation of
Acquiror as in effect immediately prior to the Effective Date shall be the Certificate of Formation of the Surviving Company at the Effective Date, and shall continue in effect until the same shall be further altered, amended or repealed as therein provided or as provided by law. On the Effective Date, the operating agreement of Acquiror shall be amended and restated in its entirety in the form of the Amended and Restated Participation and Operating Agreement attached hereto as Exhibit F (the "Surviving Company Operating Agreement") and shall continue in effect as the operating agreement of the Surviving Company until the same shall be further altered, amended or repealed as therein provided or as provided by law.

         (f) Managers and Officers of the Surviving Company. The managers and officers of the Surviving Company at the Effective Date shall be those of Acquiror immediately preceding the Merger.

         (g) Rights of Surviving Company. Upon consummation of the Merger, the Surviving Company shall possess all the rights, privileges, powers and franchises of a public as well as a private nature, and be subject to all the restrictions, obligations, disabilities and duties, of each of Target and Acquiror; and all property, real, personal and mixed, and all debts, choses in action and other interests due or belonging to Target and Acquiror shall be vested in the Surviving Company; and all properties, rights, privileges, powers and franchises, and all and every other interest shall be thereafter the property of the Surviving Company as they were of Target and Acquiror, and the title to any real estate vested by deed or otherwise, in either company, shall not revert or in any way be impaired by reason of the Merger; but all rights of creditors and all liens upon any property of either company shall be preserved unimpaired, and all debts, liabilities and duties of each of the companies shall thenceforth attach to the Surviving Company (including, without limitation, any liabilities assumed by the Target pursuant to the Contribution Agreement and any liabilities arising out of or based on any physical condition existing on or about the premises of any Restaurant prior to the Effective Date that are based on an occurrence after the Effective Date), and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred by it.

         (h) Agreement of Merger. All documents required to effect the Merger under the Act shall be authorized, executed and delivered by and between Target and Acquiror and filed, together with appropriate officers' certificates of each company, to effect the Merger as of the Effective Date.

         (i) Further Assurances. Prior to and from and after the Effective Date, the Target and Acquiror shall take all such action as shall be necessary or appropriate in order to effectuate the Merger. If at any time the Surviving Company shall consider or be advised that any further assignments or assurances in law or any other actions are necessary, appropriate or desirable to vest in said company, according to the terms hereof, the title to any property or rights of Target the last acting officers of Target or the corresponding officers of the Surviving Company shall and will execute and make all such proper assignments and assurances and take all action necessary and proper to vest title in such property or rights in the Surviving Company, and otherwise to carry out the purposes of this Agreement. To the extent that Parent, in its sole judgment, acting reasonably, determines that there are software licenses or systems that are currently used by the Restaurants and are necessary for the continued operation of the Restaurants, Parent will, without charge by Parent to Surviving Company, (i) license such software or systems that are owned by Parent to the Surviving Company on mutually satisfactory terms, and (ii) assign or sublicense, on mutually satisfactory terms, any such software or systems that are licensed to Parent from a third-party licensor to the extent that such third-party license may be assigned or sublicensed, in each case without payment by Parent of additional fees or costs.

         (j) Employees. Acquiror agrees that all employees of the Restaurants (whether originally employees of Target, Parent or Tias, Inc. (a Texas corporation that was converted to Target on May 8, 2000)) shall continue employment as employees of the Surviving Company on and as of the Closing Date on substantially the same terms and conditions as currently in effect (including, without limitation, any employee who is absent from work on the Closing Date on paid vacation or pursuant to any leave of absence authorized by Target, Parent or Tias, Inc. or required by law (hereinafter, all employees continuing employment with the Surviving Company being referred to collectively as the "Continuing Employees")). Acquiror agrees that the Surviving Company will give the Continuing Employees credit for their years of service with Target, Parent and Tias, Inc. (as applicable) for the purpose of determining eligibility, vesting or benefit accruals under such employee benefit plans provided to such Continuing Employees by the Surviving Company in connection with their employment with the Surviving Company. The Surviving Company also agrees to provide, for the fiscal year ending June 3, 2001, the same vacation and sick leave benefits to each Continuing Employee as he or she would have been eligible to receive for such fiscal year under Target's and/or Parent's policies now in effect without regard to this transaction, reduced by any actual vacation and sick leave taken by such Continuing Employee for such fiscal year.

         (k) Certain Refunds and Related Fees. Parent and Acquiror acknowledge that the Parent Restaurants located at Galleria Mall at Crystal Run, Middletown, New York, and Carousel Mall, Syracuse, New York, may be the subject of an audit with the landlord of the leased premises thereof with respect to possible overpayments of CAM prior to the Closing Date. If an audit results in a determination of such overpayments, Parent and Acquiror agree that (i) Parent shall retain any refunds allocable to the period prior to the Closing Date, (ii) Acquiror, as the Surviving Corporation, shall be entitled to any refunds relating to the period from and after the Closing Date, including any adjustment for future savings, and (iii) Parent and Acquiror, as the Surviving Corporation, shall pay to Ross Consulting Group, Inc., the consultant engaged by Parent in connection with any such audit (the "Consultant"), their respective pro rata portions, allocated based on the periods described in clauses k(i) and (ii) above, of any applicable contingency fee owed by Parent or Acquiror to the Consultant as a portion of any past amounts recovered and/or a portion of anticipated future savings.

         (l) Inventory. Parent and Acquiror agree that Parent shall be responsible for the payment of any account payable related to inventory at the Restaurants on the Closing Date.

         (m) Fictitious Name Filings. The parties agree that, in anticipation of the Merger and the need for the Surviving Company to obtain certain liquor licenses in order to operate the Restaurants after the Effective Date, Acquiror must make certain filings regarding the use of the Tia's Marks and the RTBDI Marks as fictitious names. The parties agree that Parent will make such filings on behalf of Acquiror at Acquiror's expense, and, if this Agreement is terminated, Acquiror will immediately assign such fictitious names to Parent or Target, as applicable, and shall immediately withdraw all such filings and execute such consents and other documents and make such other filings as may be reasonably necessary for Parent and Tia's, as applicable, to be restored to their respective current rights with respect to such names and marks.

3.       Closing.

         The closing (the "Closing") of this transaction shall take place on the Effective Date or immediately prior thereto, or on such other date prior to the Effective Date (as may be amended by the parties in writing) as the parties may agree in writing (the "Closing Date"), at a location designated by Parent, or such other location as the parties may agree in writing.

4.       Closing Events and Deliveries.

         (a) Other Events. Parent and Acquiror acknowledge and agree that each of the following events (the "Other Events") shall have occurred prior to, and shall be a condition to, the Closing:

                  (i) Parent shall have  contributed  to Target  certain  assets
         (the "Contributed Assets") relating to the Parent Restaurants pursuant to a contribution agreement between Parent and Target in the form of Exhibit G attached hereto (the "Contribution Agreement"). The Contributed Assets will include all applicable websites and customary petty cash on hand at each Parent Restaurant. The Contributed Assets will not include Parent's or Target's accounts or notes receivable, Parent's or Target's cash on hand at the Restaurants except for customary petty cash on hand, the Parent Marks (which will be assigned directly to the Surviving Company), any real property lease that Parent may elect to sublease to the Surviving Company, the Managing Partner Agreements and District Partner Agreements between Parent, Target or Tias, Inc. and any Continuing Employee with respect to the Parent
         Restaurants, or the Consulting Agreement, dated as of June 4, 2000, with Julie Reid (which will all be assigned directly to the Surviving Company);

                  (ii) Target shall have distributed to Parent all of Target's accounts receivable and notes receivable as of the Closing Date, and Target shall have distributed to Parent all cash on hand at each Restaurant except for customary petty cash on hand at each Restaurant;

                  (iii) Acquiror shall have received a loan in the principal amount of the Cash Payment from the Third-Party Lender; and

                  (iv) Acquiror shall have purchased all promissory notes outstanding as of the Closing Date of all Managing Partners and District Partners with respect to the Restaurants for consideration in the amount of unpaid principal and accrued and unpaid interest, calculated as of the Closing Date.

         (a) Liquor Licenses. The parties agree that, as a condition to the Closing, each of the liquor licenses used in connection with the operation of the Restaurants shall have been transferred (or the benefit thereof shall have been made available) to the Surviving Company on the Closing Date, including, without limitation, the licenses in the names of the entities set forth on Exhibit H.

         (b) Closing Deliveries. At the Closing, the Cash Payment shall be delivered to the holder of the Target Units, and the following documents (the "Closing Documents") shall be delivered as follows:

                  (i) the Note, to be executed and delivered by Acquiror to Parent;

                  (ii) the Pledge Agreement, to be executed and delivered by Acquiror and its members and delivered to Parent, and the Security Agreement, to be executed and delivered by Acquiror to Parent;

                  (iii) the Option Agreement, to be executed and delivered by the Surviving Company and Parent;

                  (iv) the Nonsolicitation Agreement, to be executed and delivered by the Surviving Company and Parent;

                  (v) the Surviving Company Operating Agreement, to be executed by the Surviving Company and its members;

                  (vi) a support services agreement (with lease of movable space), in the form of Exhibit I attached hereto (the "Support Services Agreement"), to be executed and delivered by the Surviving Company and Parent, pursuant to which Parent will provide store systems back of house, POS service, POS maintenance, accounting, fixed assets and payroll services for three (3) years in consideration of the Surviving Company's payment of 1.5% of the gross sales at the Restaurants;

                  (vii) an employment agreement between the Surviving Company and James H. CarMichael in the form of Exhibit N attached hereto (the "Executive Employment Agreement");

                  (viii) if any real property lease relating to a Parent Restaurant is not included in the Contributed Assets, a sublease with respect to such lease, in the form of Exhibit J attached hereto (the "Sublease"), to be executed and delivered by Parent and Surviving Company;

                  (ix) an agreement regarding trademarks and service marks and other intellectual property, in the form of Exhibit K attached hereto (the "IP Agreement"), to be executed and delivered by Parent, RTBDI and the Surviving Company, pursuant to which (A) RTBDI will assign certain rights to the Parent Marks listed on Exhibit A-2 but not including rights to such marks in international markets and U.S. territories, protectorates, possessions and commonwealths such as Puerto Rico and Guam; (B) the Surviving Company will assign to RTBDI all rights to the Tia's Marks listed on Exhibit A-2 in international markets and U.S. territories, protectorates, possessions and commonwealths such as Puerto Rico and Guam; (C) the Surviving Company will agree to permit employees of Parent, its subsidiaries, affiliates and franchisees to train in Surviving Company's Restaurants, with Surviving Company's reasonable out-of-pocket costs for such training to be reimbursed by Parent; and (D) the Surviving Company will grant a license back to Parent, its subsidiaries, affiliates and franchisees to continue to use the Tia's Marks and the Parent Marks on inventory (such as paper/note pads, business cards, paper cups, stationery and clothing) existing as of the Closing Date (including, without limitation, the right to utilize and/or sell all of such inventory items bearing such marks) until current inventories of such items of Parent, its subsidiaries, affiliates and franchisees are exhausted; and (E) neither Parent not the Surviving Company will print or issue any gift certificates applicable to the other party after certain specified dates;

                  (x) an assignment and assumption agreement between Parent and the Surviving Company in the form of Exhibit L attached hereto, pursuant to which: (A) Parent will assign and the Surviving Company will assume all Managing Partner Agreements and District Partner Agreements between Target or Tias, Inc., and any Continuing Employee regarding the Tia's Restaurants; and (B) Parent will deliver to Acquiror all of the shares of Parent common stock held by Parent in connection with the Managing Partner Agreements;

                  (xi) a termination agreement between Parent and James H. CarMichael in the form of Exhibit M attached hereto, pursuant to which Parent and James H. CarMichael will terminate, as of the Closing Date, the Concept Partner Agreement between Parent and James H. CarMichael;

                  (xii) a defense and indemnity agreement between Parent and the Surviving Company in a form to be agreed upon, with each party acting reasonably, regarding the Managing Partner Agreements; and

                  (xiii) such other related documents as Parent, Target, RTBDI or Acquiror may have reasonably requested on or prior to the Closing Date.

         (c) Additional Documents. Parent and Acquiror hereby agree, from time to time after the Closing (but without obligation separate from the obligations expressly provided by this Agreement), to execute, acknowledge and deliver to each other such instruments of conveyance and transfer, and will take such other actions and execute and deliver such other documents, certifications and further assurances, as either party may reasonably request with respect to the Merger, in order to consummate in full the transactions provided for herein.

5.       Representations and Warranties of Parent and Target.

         Each of Parent and Target represents and warrants to Acquiror that the following is true as of the date hereof and will be true as of the Closing:

         (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. Target is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power to own, lease and operate its properties and assets, to carry on its business as conducted and, subject to the consents, approvals and compliance set forth in Schedule I attached hereto, to carry out the transactions provided for in this Agreement.

         (b) Subject to the  consents,  approvals  and  compliance  set forth in
Schedule I attached hereto, the execution and delivery of this Agreement and all performance under this Agreement have been duly authorized by all necessary action on the part of each of Parent and Target. Subject to the approval of Parent's board of directors, this Agreement has been, and on the Closing Date each of Closing Documents to which Parent or Target is a party will have been, duly executed and delivered by a duly authorized signatory of each of Parent or Target, as applicable, and constitutes the valid and binding agreement of each of Parent and Target, as applicable, enforceable against each such party in accordance with its terms, subject to the effect of applicable bankruptcy and insolvency laws and general equitable principles.

         (c) Except for the  consents,  approvals and  compliances  set forth in
Schedule I attached hereto, the execution, delivery and performance by each of Parent and Target of this Agreement and the Closing Documents to which Parent or Target, as applicable, is a party will not result in any material violation of or be in conflict with or constitute a material default under any applicable statute, regulation, order, rule, writ, injunction or decree of any court or governmental authority or of the Organizational Documents of Parent or Target or of any material agreement or other material instrument to which Parent or Target is a party, or constitute a default thereunder.

         (d) No membership interests of Target are currently issued and outstanding except for the Target Units. The Target Units are owned by Parent, free and clear of any liens, claims and encumbrances.

         (e) Target owns, or upon execution and delivery of the Contribution Agreement, will own, all equipment and inventory located at the Restaurants, free and clear of any lien, claim, charge or encumbrance that would have a material adverse effect on the Restaurants, taken as a whole.

         (f) Except for the representations and warranties set forth in Section 5(e) and the certifications and warranties set forth in any deed or in Paragraph 16 of any Sublease that is executed and delivered (i) to Target as part of the Contributed Assets or (ii) to Acquiror at the Closing, Parent and Target make no representation or warranty as to the condition of any assets of Target as of the date hereof or on the Closing Date, which assets are being acquired by Acquiror, as the Surviving Company, on an "AS-IS, WHERE-IS" BASIS, WITH ALL FAULTS. As an example, and not as a limitation, neither Parent nor Target makes any representation that the premises of the Restaurants are in compliance with the requirements of the Americans with Disabilities Act of 1990.

         (g) Neither Parent nor Target has employed any broker or finder or incurred any liability for any brokerage fees or commissions or any finder's fees in connection with the negotiations related to this Agreement or the consummation of the transactions contemplated hereby.

         (h) There is no litigation pending or, to the knowledge of Parent or Target, threatened against it seeking to enjoin or challenge any of the transactions contemplated by this Agreement.

6.       Representations and Warranties of Acquiror.

         Acquiror represents and warrants to Parent and Target that the following is true as of the date hereof and will be true as of the Closing:

         (a) Acquiror is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power to own, lease and operate its properties and assets, to carry on its business as conducted and to carry out the transactions provided for in this Agreement.

         (b) The execution and delivery of this Agreement and all performance under this Agreement have been duly authorized by all necessary action on the part of Acquiror. This Agreement has been, and on the Closing Date each of Closing Documents to which Acquiror is a party will have been, duly executed and delivered by a duly authorized signatory of Acquiror, and constitutes the valid and binding agreement of Acquiror, enforceable against Acquiror in accordance with its terms, subject to the effect of applicable bankruptcy and insolvency laws and general equitable principles.

         (c) Except for the  consents,  approvals and  compliances  set forth in
Schedule II attached hereto, the execution, delivery and performance by Acquiror of this Agreement and the Closing Documents to which Acquiror is a party will not result in any material violation of or be in conflict with or constitute a material default under any applicable statute, regulation, order, rule, writ, injunction or decree of any court or governmental authority or of the Organizational Documents of Acquiror or of any material agreement or other material instrument to which Acquiror or any of its members is a party, or constitute a default thereunder.

         (d) Acquiror has not employed any broker or finder or incurred any liability for any brokerage fees or commissions or any finder's fees in connection with the negotiations related to this Agreement or the consummation of the transactions contemplated hereby.

         (e) There is no litigation pending or, to Acquiror's knowledge, threatened, against Acquiror seeking to enjoin or challenge any of the transactions contemplated by this Agreement.

         (f) Acquiror represents and warrants that Schedule III attached hereto sets forth (i) a true, correct and complete list of all members of Acquiror,
(ii) the percentage of Acquiror Units owned by each member, and (iii) the cash capital contribution actually paid by such member. Acquiror represents, on its own behalf and on behalf of each of its members (each of whom has executed an agreement setting forth such member's representation and warranty, for the benefit of Acquiror, Parent and Target, as to the matters addressed in this
Section 6 and authorizes Acquiror to make the representations and warranties set forth in this Section 6 on behalf of such member) that each of Acquiror and its members has knowledge and experience in business and financial matters, is able to evaluate the risks and benefits of the Merger, has received all information concerning Parent and Target as each of Acquiror and its members deems relevant and has had the opportunity to obtain additional information as desired in order to evaluate the merits of and the risks inherent in the Merger and otherwise performing Acquiror's obligations under this Agreement and the transactions contemplated hereby, including, without limitation, causing the Surviving Company to perform Target's obligations after the Effective Date. Acquiror represents and warrants, on its own behalf and on behalf of each of its members, that each of Acquiror and its members (i) has had full opportunity to inspect the Restaurants and the business of the Target, the Contributed Assets and the liabilities relating to the Restaurants (collectively the "Business") and to ask all questions of Parent and Target regarding the Target, the Restaurants and the Business; and (ii) has had the opportunity to conduct its own independent investigation relating to all aspects of the Restaurants and to obtain whatever opinions of specialists and experts each of Acquiror and its members has deemed necessary in making the decisions to enter into this Agreement and the Closing Documents and to consummate the transactions contemplated hereby and thereby. In making such decisions, (i) none of Acquiror or any of its members has relied on information received by it from Parent or Target regarding the past or present earnings of the Restaurants as a determinant or indicator of future earnings of the Restaurants and the Business, and (ii) none of Acquiror or any of its members has relied on information received from Parent or Target regarding the prospects or future earnings of the Restaurants, the Business or Target.

         (g) Acquiror acknowledges, on its own behalf and on behalf of its members, the history that the members of Acquiror have had in the prior and current management and operation of the Restaurants. Acquiror has been afforded access to all business and financial information and records of the Restaurants, the opportunity to ask questions of, and receive answers from, the managers, officers and other employees of Parent and Target relating to all aspects of Target and Tias, Inc., as well as the business of Parent, Target and Tias, Inc., relating to the Restaurants, and otherwise to obtain from Patent and Target any and all information necessary to verify the accuracy of any and all information with respect to Parent, Target and the assets, liabilities and business of the Restaurants. Acquiror has relied solely on information obtained and verified by it from such investigation, and has not looked to Parent or Target for any information in entering into this Agreement other than the information set forth in Section 5 hereof.

         (h) Condition of Restaurants. ACQUIROR ACKNOWLEDGES AND AGREES, ON ITS OWN BEHALF AND ON BEHALF OF ITS MEMBERS, THAT ALL ASSETS AND LIABILITIES OF THE RESTAURANTS AND OF THE TARGET SHALL BE ASSUMED BY THE SURVIVING COMPANY IN THE MERGER ON AN "AS-IS, WHERE-IS" BASIS, AND THAT, EXCEPT AS EXPRESSLY SET FORTH IN
SECTION 5 OF THIS AGREEMENT, NEITHER PARENT NOR TARGET HAS MADE, IS MAKING, OR SHALL MAKE, ANY REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, RESPECTING ANY OF THE ASSETS OF THE TARGET, AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER MATTER. FURTHER, ACQUIROR ACKNOWLEDGES, ON ITS OWN BEHALF AND ON BEHALF OF ITS MEMBERS, THAT ACQUIROR HAS INFORMED ITSELF AS TO THE RESTAURANTS AND THE BUSINESS OF THE TARGET, AND ACQUIROR FURTHER ACKNOWLEDGES AND AGREES, ON ITS OWN BEHALF AND ON BEHALF OF ITS MEMBERS, THAT NEITHER PARENT NOR TARGET HAS MADE, MAKES, OR SHALL MAKE, ANY REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO THE RESTAURANTS AND THE BUSINESS OF THE TARGET. AS AN EXAMPLE, AND NOT AS A LIMITATION, ACQUIROR AND ITS MEMBERS ACKNOWLEDGE THAT PARENT AND TARGET MAKE NO REPRESENTATIONS WITH RESPECT TO COMPLIANCE WITH THE REQUIREMENTS OF THE AMERICANS WITH DISABILITIES ACT OF 1990 AND THAT ACQUIROR, AS THE SURVIVING COMPANY, IS RESPONSIBLE FOR CHANGES, IF ANY, REQUIRED TO THE RESTAURANTS, OR TO THE PREMISES THEREOF, FOR COMPLIANCE WITH SUCH ACT.

7.       Conditions to Closing.

         (a) Conditions to Obligations of Acquiror. All obligations of Acquiror under this Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent; any of which may be waived (in whole or in part) by Acquiror in accordance with Section 9(g) hereof:

                  (i) The representations and warranties of Parent and Target contained in this Agreement shall have been true on the date hereof in all material respects, and shall be true in all material respects as of the Closing as if made at the Closing.

                  (ii) Parent shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by or prior to or at the Closing.

                  (iii) The consents and approvals set forth on Schedule I shall have been obtained.

                  (iv)     The Other Events shall have occurred.

                  (v) As of the Closing, no suit, action or other proceeding, or any injunction or final judgment relating thereto, shall be threatened or be pending before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that might result in any such suit, action or proceeding shall be pending or threatened.

                  (vi)     The arrangements for the liquor licenses described in
         Section 4(b) shall have been completed.

                  (vii) The  documents  to be  delivered by Parent and Target at
         Closing   pursuant  to  Section  4(c)  shall  have  been  executed  and delivered.

                  (viii) As of the Closing, no fire, flood, earthquake or other catastrophe shall have materially adversely affected the physical condition and operation of the Restaurants and the businesses represented thereby, taken as a whole.

                  (ix) Acquiror shall have received a certificate from Parent, dated the Closing Date and certifying in such detail as Acquiror may reasonably request, that the conditions specified in Section 7(a) have been fulfilled.

         (b) Conditions to Obligations of Parent. All obligations of Parent under this Agreement are subject to the fulfillment or satisfaction prior to or at the Closing, of each of the following conditions precedent; any of which may be waived (in whole or in part) by Parent in accordance with Section 9(g) hereof:

                  (i) The representations and warranties of Acquiror contained in this Agreement shall have been true on the date hereof in all material respects, and shall be true in all material respects as of the Closing if made at the Closing.

                  (ii) Acquiror shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

                  (iii)    The Other Events shall have occurred.

                  (iv) As of the Closing, no suit, action or other proceedings, or any injunction or final judgment relating thereto, shall be threatened or be pending before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that might result in any such suit, action or proceeding shall be pending or threatened.

                  (v)      The arrangements for the liquor licenses described in
         Section 4(b) shall have been completed.

                  (vi) The deliveries and documents to be delivered by Acquiror at Closing pursuant to Section 4(c) shall have been executed and delivered.

                  (vii) Parent shall have received a certificate from Acquiror, dated the Closing Date and certifying in such detail as Parent may reasonably request, that the conditions specified in Section 7(b) have been fulfilled.

                  (viii) Parent shall have received a certificate from each member of Acquiror as of the Closing Date, certifying that the representations and warranties set forth in Section 6 are true and correct as of the Closing Date.

8.       Term and Termination.

         This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

         (a)      by mutual consent of the parties hereto;

         (b) by either Parent or Acquiror, if such terminating party is not otherwise in default in this Agreement and if the Closing shall not have occurred on or before December 29, 2000, or such other extended date, if any, mutually agreed to by the parties in writing; and

         (c) by Acquiror or Parent if there has been a material breach of any representation, warranty, covenant or agreement by another party that has not been cured or for which adequate assurance (reasonably acceptable to such terminating party) of cure has not been given, in either case within fifteen
(15) business days following receipt of notice of such breach.

         If any party terminates this Agreement pursuant to the provisions hereof, such termination shall be effected by notice to the other party specifying the provision hereof pursuant to which such termination is made. Except for any liability for the breach of this Agreement, upon the termination of this Agreement pursuant to this Section 8, this Agreement shall forthwith become null and void and there shall be no further liability or the obligation on the part of any party hereunder or with respect hereto.

9.       Miscellaneous.

         (a) Survival. Unless this Agreement is terminated pursuant to Section 8(a) or Section 8(b) hereof, all representations, warranties, covenants and agreements made in this Agreement or in a certificate delivered pursuant hereto by the parties hereto shall survive the termination of this Agreement or the consummation of the transactions contemplated hereby.

         (b) Notices. All notices, requests, or other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered or refused, if delivered personally, or, if delivered by overnight carrier, such as Federal Express, when delivered as follows:

         If delivered to Parent or Target:

                  c/o Ruby Tuesday, Inc.
                  Attention:  Legal Department
                  150 West Church Avenue
                  Maryville, Tennessee  37801
                  Facsimile:  865-379-6816
                  ---------

         If delivered to Acquiror:

                  Specialty Restaurant Group, LLC
                  150 West Church Avenue
                  Maryville, Tennessee  37801
                  Attention:  President
                  Facsimile:

         With a copy to:

                  J. Christopher Kirk, Esq.
                  McCampbell & Young, P.C.
                  2021 First Tennessee Plaza
                  P.O. Box 550
                  Knoxville, Tennessee  37901-0550
                  Facsimile:  865-546-9808
                  ---------

         (c) Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses; provided, however, Acquiror shall reimburse and pay Parent for all fees, costs and expenses incurred by Parent on behalf of Acquiror in connection with the transactions contemplated hereby (including, but not limited to, fees, costs and expenses incurred in connection with the qualification of Acquiror in various states and various fictitious name registrations).

         (d) Sales, Transfer, Documentary and Other Taxes. Acquiror shall pay all federal, state and local sales, documentary, transfer or other taxes (exclusive of taxes based on Parent's income) or recording fees, if any, due as a result of the Merger and the transactions contemplated by this Agreement (including, without limitation, all taxes and costs assumed by Target under the Contribution Agreement, all costs for registration matters pending with respect to the Parent Marks and the Tia's Marks as of the Closing Date to record and/or file assignments of Parent Marks, registrations of change of ownership regarding Tia's Marks, filings or registrations of changes of ownership pursuant to the Contribution Agreement, all costs incurred in filing fictitious name filings or in qualifying Acquiror to do business where the Restaurants are located, all costs in recording deeds or subleases for real property used in connection with the Restaurants ,and all documents to be filed or recorded in connection with the Note, the Security Agreement and the Third-Party Loan), whether imposed by law on Parent, Target or Acquiror, and Acquiror shall, jointly and severally, indemnify, reimburse and hold harmless Parent in respect of the liability for payment of or failure to pay any such taxes or the filing of or failure to file any reports required to be filed in connection therewith.

         (e) Entire Agreement. This Agreement, together with the Closing Documents, sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby, and shall not be amended or modified except by written instrument duly executed by each of the parties hereto. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement, together with the Closing Documents.

         (f) Assignment and Binding Effect. This Agreement may not be assigned by either party hereto without the prior written consent of the other party. Subject to the foregoing, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of each party, but shall not be construed as conferring any other rights on any other person.

         (g) Waiver. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party.

         (h) Construction. All headings contained in this Agreement are for convenience of reference only, and do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

         (i) Exhibits and Schedules. All Exhibits and Schedules referred to herein are intended to and hereby are specifically made part of this Agreement.

         (j) Severability. Any provision of this Agreement that is invalid or enforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction.

         (k) Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which counterparts taken together shall constitute one and the same instrument.

         (l) Applicable Law. This Agreement shall be construed in accordance with the laws of the State of Delaware. All actions arising out of this Agreement shall be brought in the state or the federal district courts located in the state, county or judicial district of Knox or Blount Counties, Tennessee, and each party hereby consents to the jurisdiction thereof.

         (m) Restructuring of Transaction. The parties hereto agree that, upon written notice delivered to the other parties, the structure of the transaction contemplated by this Agreement shall be changed from a merger of Target and Acquiror, to a purchase and sale of the membership interests of Target by Acquiror upon substantially the same terms, conditions and consideration as contemplated herein. The parties agree to act in good faith in restructuring the transaction as a purchase of membership interests and agree to execute all necessary documents on or prior to the Closing Date to effect such re-characterization of this transaction. In addition, the parties agree to review the transaction for business efficiencies and to act in good faith in determining whether to make, and in making, any structural changes that such review may suggest.



[The  remainder  of  this  page is
intentionally blank.]

         IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first above written.



                                    PARENT:
                                    RUBY TUESDAY, INC.
                                    By:
                                    Name:
                                    Title:

                                    TARGET:
                                    TIA'S, LLC
                                    By:
                                    Name:
                                    Title:

                                    ACQUIROR:
                                    SPECIALTY RESTAURANT GROUP, LLC
                                    By:
                                    Name:
                                    Title:

                         LIST OF SCHEDULES AND EXHIBITS



                                    Schedules

Schedule I               Consents, Approvals and Compliance - Parent and Target
Schedule II              Consents, Approvals and Compliance - Acquiror
Schedule III             Membership of Acquiror


                                    Exhibits

Exhibit A-1              List of Restaurant Locations
Exhibit A-2              List of Trademarks
Exhibit B                Form of Note
Exhibit C                Form of Security Agreement
Exhibit D                Form of Option Agreement
Exhibit E                Form of Nonsolicitation Agreement
Exhibit F                Form of Surviving Company Operating Agreement
Exhibit G                Form of Contribution Agreement
Exhibit H                List of Certain Subsidiaries and Clubs
Exhibit I                Form of Support Services Agreement
Exhibit J                Form of Sublease
Exhibit K                Form of IP Agreement
Exhibit L                Form of Assignment and Assumption of Certain Agreements
Exhibit M                Form of Termination Agreement
Exhibit N                Form of Executive Employment Agreement

                                   Schedule I

             CONSENTS, APPROVALS AND COMPLIANCE - PARENT AND TARGET

         1. All consents and approvals required or necessary to transfer to Target or Acquiror, as applicable, all licenses or permits currently held by Parent or Target, as applicable, with respect to the sale or consumption of alcoholic beverages at the Restaurants.

         2. All consents required or necessary from any third party (or third parties) with respect to leases, subleases and contracts, including, without limitation:

                  a. Certain Master Agreements providing for so-called synthetic lease financing
                  b.     Revolving Credit Agreement with SunTrust Bank, as Agent
                  c. Amended and Restated Loan Facility Agreement with SunTrust Bank, as Servicer and Lender

         3. Compliance with all requirements of federal state and local law applicable to the transaction.

         4. Approval by the Board of Directors of Parent.

         5. Parent and Target make no representation with respect to compliance with the requirements of the Americans with Disabilities Act of 1990.

                                   Schedule II

                  CONSENTS, APPROVALS AND COMPLIANCE - ACQUIROR


     1. Approval by the board of managers of the Acquiror of all documents and agreements between Acquiror and Third Party Lender in order to allow the Acquiror to receive a loan in the principal amount of the Cash Payment from Third Party Lender.

     2. Approval by the members of the Acquiror of the pledge and transfer of all of the assets of the Acquiror to Third Party Lender as security for the loan from Third Party Lender to the Acquiror in the principal amount of the Cash Payment.

     3. Compliance with all requirements of federal, state and local law applicable to the transaction.

     4. All consents and approvals required by Parent and Target as set forth in Schedule I.